EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 4, of our report dated May 17, 2016, relating to the balance sheets of PMV Acquisition Corp. as of March 31, 2016 and December 31, 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the three month period ended March 31, 2016 and for the period from August 7, 2015 (date of inception) through December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 17, 2016